                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported):    JUNE 5, 1998
                                                            ------------


                            SPACETEC IMC CORPORATION
             ______________________________________________________
             (Exact name of registrant as specified in its charter)


                                 MASSACHUSETTS
                 ______________________________________________
                 (State or other jurisdiction of incorporation)


       0-27302                                           04-3116697
________________________                            _____________________
(Commission File Number)                            (IRS Employer Id. No.)


   THE BOOTT MILLS, 100 FOOT OF JOHN STREET, LOWELL, MASSACHUSETTS 01852-1126
             _____________________________________________________
             (Address of principal executive offices)   (Zip Code)

              Registrant's telephone number, including area code:

                                 (978) 275-6100
                                 ______________
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ITEM 5.  OTHER EVENTS.
         ------------

     Spacetec IMC Corporation (the "Company") announced an agreement to transfer its Open Motion technology to 3D Open Motion, LLC (the "LLC"). The Company's former CEO and current director, Dennis Gain, will lead the new venture. Mr. Gain is majority owner of the LLC.

     Under the terms of the agreement, Spacetec contributed its Open Motion technology and certain assets having a net book value of approximately $50,000 to the LLC in return for a 20% non-voting interest in the LLC. Mr. Gain and his affiliates contributed 291,667 shares of Spacetec common stock to the LLC. Spacetec has agreed to repurchase these shares from the LLC at a price of $2.40 per share, which represents a discount of approximately 20% from the fair market value of the shares on June 3, 1998, the date on which the parties agreed to the terms of the joint venture.

     The LLC provided the Company with an option to obtain favorable pricing for commercial products developed by the LLC at a 50% discount on the most favorable terms offered to any other customer. This option becomes exercisable on January 1, 1999 and expires on May 31, 1999, if not exercised. To exercise the option, the Company must pay $250,000 to the LLC. If the option is exercised, the Company's favorable pricing terms would extend through June 2003.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
         ---------------------------------


(c)    Exhibits.
       ---------

     Exhibit No.      Exhibit
     -----------      -------

        99.1           Press Release dated June 9, 1998.  Filed herewith.

        99.2 Operating Agreement relating to 3D OPEN MOTION, LLC entered into among Dennis T. Gain, The Gain Family Trust, Spacetec IMC Corporation, and the common shareholders. Filed herewith.

        99.3 Asset Transfer Agreement between 3D OPEN MOTION, LLC and Spacetec IMC Corporation. Filed herewith.

        99.4 Share Purchase Agreement between 3D OPEN MOTION, LLC and Spacetec IMC Corporation. Filed herewith.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           SPACETEC IMC CORPORATION
Dated: June 19, 1998

                                       By: /s/ C. Raymond Boelig
                                           -------------------------------
                                           C. Raymond Boelig
                                           President and Chief Operating Officer